Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS WELCOMES LESLIE C.G. CAMPBELL TO ITS BOARD OF DIRECTORS

Delray Beach, Florida, August 2, 2018 - PetMed Express, Inc. (NASDAQ: PETS) is pleased to report that on July 27, 2018 Leslie C.G. Campbell was elected to the PetMed Express, Inc. Board of Directors as a new independent director. Ms. Campbell is an accomplished business leader with more than 30 years of multi-disciplinary experience in the fields of finance, technology and supply chain. Ms. Campbell is currently a member of the Board of Directors of Coupa Software, Inc. (NASDAQ: COUP) where she is the Chair of the Nominating and Corporate Governance committee and serves on the Audit committee. In 2017, Ms. Campbell joined the Growth Advisory Board of Diligent, the privately held creator of Diligent Boards, the widely used board portal. Since 2013, she has also been a member of the Board of Directors of Bideawee, Inc., one of America’s first no-kill animal rescues, and serves there as Vice Chair and a member of the Executive Committee, as well as the Finance, Audit and Compensation committees. Ms. Campbell will serve on the PetMed Express, Inc. Audit Committee and Compensation Committee, and will Chair the Corporate Governance and Nominating Committee.

"We are excited to have Leslie join our Board of Directors," said Menderes Akdag, President and CEO. "Her extensive and high-level experience in the financial services and technology industries, as well as her board experience with other private and public corporations, enables her to make very significant contributions to the Board’s decision-making processes, especially in financial, technology and supply chain matters. The depth and breadth of Leslie’s experience and skills are also evident by the fact that she qualifies as an audit committee financial expert.”

“I have admired the 1-800-PetMeds’ business model which allows them to provide competitively- priced products to their customers not only efficiently, but with the great customer service which I’ve personally experienced from them,” Ms. Campbell said.  “I’m delighted to be joining the board that will take this innovative company into the future.”

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2018. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

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